UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                              (Amendment No. ___)*

                                  NITROMED INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    654798503

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 654798503                    13G                    Page 2 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,407,472
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,407,472
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,407,472
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.41%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 3 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,407,472
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,407,472
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,407,472
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.41%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 4 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          707,033
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            707,033
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  707,033
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.76%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 5 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 707,033
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   707,033
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  707,033
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.76%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 6 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,240,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,240,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,240,788
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.85%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 7 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,240,788
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,240,788
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,240,788
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.85%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 8 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures VI, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,998,810
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,998,810
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,998,810
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                    Page 9 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners VI, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,998,810
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,998,810
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,998,810
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 10 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,354,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,354,103
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,354,103
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.84%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 11 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Harold R. Werner
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,354,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,354,103
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,354,103
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.84%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 12 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Crouse
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,354,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,354,103
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,354,103
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.84%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 13 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  John W. Littlechild
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  13,125
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,354,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                13,125
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,354,103
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,367,228
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.89%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 14 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,239,598
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,239,598
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,239,598
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.66%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 15 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Augustine Lawlor
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,239,598
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,239,598
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,239,598
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.66%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 16 of 20 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Eric Aguiar, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,998,810
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,998,810
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,998,810
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 654798503                    13G                   Page 17 of 20 Pages

Item 1(a).  Name of Issuer:

                           NitroMed Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           12 Oak Park Drive
                           Bedford, Massachusetts 01730.

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them(1).

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh and Aguiar and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP VI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock par value $.01 (the "Shares")
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  654798503

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------
1 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and HCV VI, respectively, the record holders of the Issuer's securities. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of each of HCV V and HCV VI, the record holder of the Issuer' s securities and; Dr. Aguiar is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's securities.

CUSIP No. 654798503                    13G                   Page 18 of 20 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  As of December 31, 2003: HCV III and HCP III beneficially owned 2,407,472 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 707,033 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 1,240,788 Shares of the Issuer's Common Stock; and HCV VI and HCP VI beneficially owned 1,998,810 Shares of the Issuer's Common Stock. Mr. Littlechild beneficially owned 6,367,228 Shares consisting of 6,361,603 Shares of the Issuer's Common Stock (which includes 7,500 Shares owned directly by Mr. Littlechild), and options to purchase 5,625 shares of the Issuer's Common Stock(2). Dr. Cavanaugh and Messrs. Werner and Crouse beneficially owned 6,354,103 Shares of the Issuer's Common Stock; Dr. Mirabelli and Mr. Lawlor beneficially owned 3,239,598 Shares of the Issuer's Common Stock and; Dr. Aguiar beneficially owned 1,998,810 Shares of the Issuer's Common Stock.
                  --------------------------------------------------------------

     (b)  Percent of class:

                  As of December 31, 2003: the 2,407,472 Shares beneficially owned by HCV III and HCP III constituted 9.41% of the Shares outstanding; the 707,033 Shares beneficially owned by HCV IV and HCP IV constituted 2.76% of the Shares outstanding; the 1,240,788 Shares beneficially owned by HCV V and HCP V constituted 4.85% of the Shares outstanding; the 1,998,810 Shares beneficially owned by HCV VI and HCP VI constituted 7.81% of the Shares outstanding; the 6,367,228 Shares beneficially owned by Mr. Littlechild constituted 24.89% of the Shares outstanding; the 6,354,103 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner and Crouse constituted 24.84 % of the Shares outstanding; the 3,239,598 Shares beneficially owned by Dr. Mirabelli and Mr. Lawlor constituted 12.66% of the Shares outstanding and; the 1,998,810 Shares beneficially owned by Dr. Aguiar constituted 7.81% of the Shares outstanding.
                  --------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                  Mr. Littlechild has the sole power to vote or direct the vote as to the 13,125 Shares beneficially owned by him.

          (ii)  Shared power to vote or to direct the vote:

                  HCV  III,  HCP  III,  Dr.   Cavanaugh   and  Messrs.   Werner,
                  Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

          (iii) Sole power to dispose or to direct the disposition of:

                  Mr. Littlechild has the sole power to dispose or to direct the disposition of the 13,125 Shares beneficially owned by him.

          (iv)  Shared power to dispose or to direct the disposition of:

                  HCV  III,  HCP  III,  Dr.   Cavanaugh   and  Messrs.   Werner,
                  Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

--------
2 Does not include options to purchase an additional 9,375 Shares of the Issuer's Common Stock, which were granted to Mr. Littlechild as a director of the Issuer, and which are not currently exercisable within 60 days of 12/31/03. These additional options become exercisable as to (i) 3,125 Shares on November 14, 2004; (ii) 1,250 Shares on each of November 20, 2004 and November 20, 2005; and (iii) 1,250 Shares on each of November 19, 2004, November 19, 2005 and November 19, 2006.

CUSIP No. 654798503                    13G                   Page 19 of 20 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications.

                           Not Applicable.
          ----------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004         HealthCare Ventures III, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners III, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners III, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures IV, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners IV, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners IV, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures VI, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners VI, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners VI, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                                   James H. Cavanaugh, Ph.D

February 17, 2004         /s/  Harold Werner
Princeton, New Jersey     -----------------------------------------------
                                   Harold Werner

February 17, 2004         /s/  William Crouse
Princeton, New Jersey     -----------------------------------------------
                                   William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                                   John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                                   Christopher Mirabelli, Ph.D.

February 17, 2004         /s/ Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                                   Augustine Lawlor

February 17, 2004         /s/ Eric Aguiar, Ph.D.
Princeton, New Jersey     -----------------------------------------------
                                   Eric Aguiar, Ph.D.

                                                                       EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of NitroMed Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 17, 2004         HealthCare Ventures III, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners III, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners III, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures IV, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners IV, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners IV, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures VI, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners VI, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners VI, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                                   James H. Cavanaugh, Ph.D

February 17, 2004         /s/  Harold Werner
Princeton, New Jersey     -----------------------------------------------
                                   Harold Werner

February 17, 2004         /s/  William Crouse
Princeton, New Jersey     -----------------------------------------------
                                   William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                                   John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                                   Christopher Mirabelli, Ph.D.

February 17, 2004         /s/ Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                                   Augustine Lawlor

February 17, 2004         /s/ Eric Aguiar, Ph.D.
Princeton, New Jersey     -----------------------------------------------
                                   Eric Aguiar, Ph.D.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of December, 1996.

Signature:                 /s/ James H. Cavanaugh
                           -----------------------
Print Name:                James H. Cavanaugh

Signature:                 /s/ William W. Crouse
                           -----------------------
Print Name:                William W. Crouse

Signature:                 /s/ John Littlechild
                           -----------------------
Print Name:                John Littlechild

Signature:                 /s/ Harold Werner
                           -----------------------
Print Name:                Harold Werner

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2000

Signature:                 /s/ Augustine Lawlor
                           -----------------------
Print Name:                Augustine Lawlor

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2000

Signature:                 /s/ Christopher Mirabelli
                           --------------------------
Print Name:                Christopher Mirabelli

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of October, 2001

Signature:                 /s/ Eric Aguiar
                           -----------------------
Print Name:                Eric Aguiar